Exhibit 99.2 - Joint Filers’ Signatures

GENERATION IM CLIMATE SOLUTIONS GP, LTD.

By:	/s/ Peter Huber
	Name:	Peter Huber
	Title:	Director of the General Partner

GENERATION IM CLIMATE SOLUTIONS FUND, L.P.
By: Generation IM Climate Solutions GP, Ltd. Its: General Partner

By:	/s/ Peter Huber
	Name:	Peter Huber
	Title:	Director of the General Partner